Exhibit 99.1

Dataram Contact: Marc P. Palker Chief Financial Officer 609-799-0071 info@dataram.com

DATARAM ANNOUNCES THE AMENDMENT OF ITS REVOLVING CREDIT
LINE AND THE REPAYMENT OF RELATED PARTY DEBT

PRINCETON, N.J. May 1, 2014— Dataram Corporation (NASDAQ: DRAM) announced today it has signed an amendment (the “Amendment”) to its financing agreement (the “Financing Agreement”) with Rosenthal & Rosenthal, Inc. The Amendment allows the Company to borrow against its inventory balances based on prescribed formulas. The maximum borrowing capacity under the Financing Agreement remains at $3,500,000. Management believes the $3,500,000 will be sufficient for the next twelve months. The loans under the Financing Agreement mature on November 30, 2016 unless the Financing Agreement is either earlier terminated or renewed. Loans outstanding under the Financing Agreement will bear interest at a rate equal to the Prime Rate (as defined in the Financing Agreement) plus 3.25%, or on Over-advances (as defined in the Financing Agreement), if any, at a rate equal to 6.25%.

The additional advances available under the Financing Agreement were used to pay off the remaining balance of approximately $773,000 due under the Amended and Restated Note and Security Agreement (the “Note and Security Agreement”) payable to David Sheerr, an executive of the Company. As a result of such repayment, (i) the Note and Security Agreement was terminated, (ii) the Company expects to achieve an increase in cash flow of approximately $600,000 over the next 23 months, and (iii) the Company lowered its overall interest rate on its outstanding debt. In addition, the collateral assignment to David Sheerr of the Company’s interest in its lease in Montgomeryville, Pennsylvania was terminated.

John H. Freeman, Dataram’s President and CEO commented, “These are steps we are taking in a program to strengthen our balance sheet, reduce expenses and have working capital available to support larger orders and to position Dataram for future growth.”

ABOUT DATARAM CORPORATION

Founded in 1967, Dataram is a worldwide leader in the manufacture of high-quality computer memory, storage and software products. Our products and services deliver IT infrastructure optimization, dramatically increase application performance and deliver substantial cost savings. Dataram solutions are deployed in 70 Fortune 100 companies and in mission-critical government and defense applications around the world. For more information about Dataram, visit www.dataram.com.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.